UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

Item 1: On January 29, 2009, Ramius issued the following press release.

ORTHOFIX SHAREHOLDERS SHOW STRONG SUPPORT TO CALL A SPECIAL GENERAL MEETING OF SHAREHOLDERS

Ramius Delivers Shares Representing Approximately 55% Of Shares Outstanding In Support Of Calling A Special General Meeting Of Shareholders

At the Special Meeting, Ramius Plans to Present Proposals to Make Substantial Changes to the Composition of the Board of Directors

New York – January 29, 2009 – RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, together with their respective affiliates (the “Ramius Group”), today announced that it has delivered by letter to Orthofix International N.V. (“Orthofix” or the “Company”) (Nasdaq: OFIX) written requests from the holders of approximately 55% of the Company’s common stock to call a Special General Meeting of Shareholders (the “Meeting”).  At the Meeting, Ramius will present proposals to elect four new, highly qualified, director nominees to replace four current members of Orthofix’s ten-member Board of Directors.  The Ramius Group is the beneficial owner of approximately 5.3% of the Company’s outstanding common shares.

The relevant provision under the Netherlands Antilles Civil Code provides that shareholders who may cast at least 10% of the votes to elect directors are entitled to request that the Company convene a special general meeting of shareholders for that purpose.

Ramius Partner Jeffrey C. Smith stated, “The strong support we received from Orthofix shareholders clearly demonstrates that shareholders demand the opportunity to exercise their right to vote.  Critical strategic and operational decisions must be made over the following few months and, therefore, we believe it is incumbent upon the current board to embrace the request of shareholders and promptly schedule the special meeting as soon as practicable.”

Added Smith, “At the special meeting, we plan to propose director nominees who are well-qualified and eager to contribute to the future success of Orthofix.  If elected, the Ramius nominees would work constructively with the remaining members of the Board to explore all available strategic and operational opportunities to improve and maximize value for all shareholders.”

Ramius’ director nominees are:

J. Michael Egan
Mr. Egan has served as the Chief Executive Officer of Steadman Hawkins Research Foundation, an orthopedic research organization, since November 2006.  From April 1996 through May 2004, Mr. Egan served as the President and CEO of Bluebird Development, LLC, a financial partnership with Kobayashi Pharmaceutical Company, an Osaka, Japan-based major distributor of medical devices in Asia.  Mr. Egan currently serves on the Board of Cardica, Inc., a designer, manufacturer and marketer of proprietary automated anastomotic systems used by surgeons to perform coronary artery bypass surgery, and served as its Chairman from August 2000 until January 2007.  Mr. Egan also serves as the Chairman of the Board of Directors at iBalance Medical, a privately held medical device company, and is a director of several other privately held companies.

Peter A. Feld
Mr. Feld is a Managing Director of Ramius LLC, a position he has held since November 2008.  Prior to becoming a Managing Director, Mr. Feld served as a Director at Ramius LLC from February 2007 to November 2008.  Mr. Feld joined Ramius LLC as an Associate in February 2005.  From June 2001 to July 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC, the investment banking arm of Bank of America Corporation, a bank and financial holding company.  Mr. Feld currently serves on the Board of Directors of CPI Corp. (NYSE: CPY), a leading portrait studio operator in North America.

Steven J. Lee
Mr. Lee has served as the President of SL Consultant Inc., a private investment firm and hedge fund specializing in growing companies in the medical and high technology fields, since 2002.  Mr. Lee was the Founder, President, Chief Executive Officer and Chairman of PolyMedica Corporation, a leading provider of diabetes care, from 1990 until August 2002, the time of his retirement from PolyMedica. Previously, Mr. Lee was President and a director of Shawmut National Ventures. Prior to that, from 1984 to 1986, Mr. Lee served as President and Chief Executive Officer and a director of RepliGen Corporation, a biotechnology company focused on the development of novel therapeutics for neurological disorders.  Mr. Lee currently serves on the Board of Directors of Kensey Nash Corporation (Nasdaq:KNSY), a medical device company known for innovative product development and unique technology in the fields of resorbable biomaterials used in a wide variety of medical procedures and endovascular devices and Montreal, Maine & Atlantic Railway, a railroad company with routes and operations in Maine, New Brunswick, Quebec and Vermont, and on the Advisory Board of Capital Resource Partners, an investment fund specializing in combined debt and equity structures that provide creative financing alternatives for middle-market firms.

Charles T. Orsatti
Mr. Orsatti has served as the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments, since 1995.  From 1998 to 2004, he was the Managing Member of Orsatti and Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), a private equity firm.  From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987.  Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities.  Mr. Orsatti currently serves on the Board of Directors of AngioDynamics, Inc. (Nasdaq:ANGO), a global provider of solutions for musculoskeletal and vascular health specializing in rehabilitation and regeneration products for the non-operative orthopedic, spine and vascular markets and SRI Surgical Express, Inc. (Nasdaq:STRC), a provider of operating room, supply chain and central sterilization management solutions to hospitals and surgery centers across the United States.  Mr. Orsatti previously served as the Chairman of dj Orthopedics, Inc., a global orthopedic sports medicine company specializing in the design, manufacture and marketing of surgical and non-surgical products and services that repair, regenerate and rehabilitate soft tissue and bone, help protect against injury and treat osteoarthritis of the knee, until shortly after its initial public offering in 2001 and remained a Director until November 2007 when dj Orthopedics was sold to affiliates of The Blackstone Group for $1.5 billion.  Mr. Orsatti was also the managing partner responsible for sourcing and executing the transaction that ultimately formed dj Orthopedics in 1999.  Mr. Orsatti has also held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc.

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the upcoming special meeting, as they become available.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

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CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Value and Opportunity Master Fund, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION MATERIALS IN CONNECTION WITH THE SPECIAL GENERAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION MATERIALS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5884.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”), J. Michael Egan (“Mr. Egan”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 786,045 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund, is deemed to be the beneficial owner of the 786,045 shares of Common Stock of the Company owned by Value and Opportunity Master Fund.

As of the date of this filing, Enterprise Master Fund beneficially owns 115,935 shares of Common Stock of the Company. Ramius Advisors, as the investment advisor of Enterprise Master Fund, is deemed to be the beneficial owner of the 115,935 shares of Common Stock of the Company owned by Enterprise Master Fund.

Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 786,045 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 115,935 shares of Common Stock of the Company owned by Enterprise Master Fund. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date of this filing, none of Messrs. Feld, Egan, Lee or Orsatti directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

Media & Shareholders:
Sard Verbinnen & Co
Dan Gagnier/ Renée Soto/Jonathan Doorley
212-687-8080